EXHIBIT 99.5

EXHIBIT 12

MARSHALL & ILSLEY CORPORATION

Computation of Ratio of Earnings to Fixed Charges

($000’s)

As Adjusted for the Years Ended December 31,
Earnings:	2005	2004	2003	2002	2001
Earnings before income taxes, extraordinary items and Cumulative effect of changes in accounting principles	$1,057,654	$911,840	$724,507	$683,364	$475,128

Fixed charges, excluding interest on deposits	463,209	281,244	267,379	301,518	321,059
Earnings including fixed charges but Excluding interest on deposits	1,520,863	1,193,084	991,886	984,882	796,187

Interest on deposits	544,920	276,102	228,216	283,385	566,899
Earnings including fixed charges and interest on deposits	$2,065,783	$1,469,186	$1,220,102	$1,268,267	$1,363,086

Fixed Charges:
Interest Expense:
Short-term borrowings	$106,333	$61,256	$81,070	$150,310	$188,587
Long-term borrowings	330,144	196,440	163,348	127,343	110,842
One-third of rental expense for all operating leases (the amount deemed representative of the interest factor)	26,732	23,548	22,961	23,865	21,630
Fixed charges excluding interest on deposits	463,209	281,244	267,379	301,518	321,059
Interest on deposits	544,920	276,102	228,216	283,385	566,899
Fixed charges including interest on deposits	$1,008,129	$557,346	$495,595	$584,903	$887,958

Ratio of Earnings to Fixed Charges:

Excluding interest on deposits	3.28	x	4.24	x	3.71	x	3.27	x	2.48	x

Including interest on deposits	2.05	x	2.64	x	2.46	x	2.17	x	1.54	x